Exhibit 99(b)

                                            Date:  June 5, 1996
                                         Release:  Immediately
                                 Contact (Press):  Dick Windham (910) 379-2303
                              Contact (Analysts):  Jim Clippard (910) 379-2727


BURLINGTON FORMS
NEW BUSINESS UNIT

        Burlington Industries, Inc. (NYSE: BUR) announced today the formation of a new division to be known as Burlington Sportswear. The division will serve the better men's sportswear and uniform markets, specializing in fine cotton fabrics for casual shirts and pants.
        "We see an excellent opportunity for growth in the cotton casual market," said George Henderson, Burlington's President and CEO. "Comfort, fashion, and performance are very much in demand for both leisure and business wear, and there is a growing need for the kind of higher-quality specialty products that we will provide through this new division."
        Chuck Cole has been named President of the Burlington Sportswear division. Cole had 26 years of merchandising experience with the Burlington Klopman Fabrics division before being named president of the Knitted Fabrics division in September, 1994. (In a separate announcement, Burlington said the Knitted Fabrics division will be closed.)
        Cole  said,  "We are  building  this new  business  quickly,  using  our marketing expertise to expand upon our proven products and better utilize existing manufacturing plants. We will focus on better woven and knit products to be sold to the rapidly growing casual men's sportswear and uniform markets. We are very excited about the growth prospects for our customers and Burlington Sportswear."
        Cole also noted the new division will draw upon various manufacturing resources within the company. For example, the division will utilize production capacity at Burlington plants in Cramerton, NC and in Statesville, NC, where approximately 110 new jobs will be added.
        Burlington Sportswear will be one of nine divisions of Burlington Industries, Inc. , which is one of the largest and most diversified manufacturers of textile products in the world, with five divisions serving apparel markets and four divisions serving interior furnishings markets.



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